VCA-11

     PRUDENTIAL                         THE PRUDENTIAL
                                        INSURANCE COMPANY
                                        OF AMERICA




agrees to pay the benefits provided under this contract in accordance with and subject to its terms.


Contract-Holder:                        Plan:




-------------------------------------------------------------------------------
Effective Date:                         Group Annuity Contract Number:



-------------------------------------------------------------------------------
Provisions and Schedules                Jurisdiction:
attached:



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                                   THE PRUDENTIAL INSURANCE COMPANY
                                             OF AMERICA



By:                                President    /s/ Joseph J. Melone
   ----------------------------
     Title:


Date:                              Secretary   /s/ Isabelle L. Kirchner
     --------------------------

                                                       Attest
                                   -------------------

                                   Date:
                                        --------------


Group Annuity Contract providing for contributions on account of Participants. Annual determination of participation in divisible surplus. All subject to the provisions of this contract.



NOTICE - ALL CONTRACTUAL VALUES OR PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT RESULTS OF A PRUDENTIAL SEPARATE ACCOUNT DESCRIBED IN THIS CONTRACT, ARE VARIABLE, SUBJECT TO CHANGE BOTH UP AND DOWN, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


GVA-1010
                                                       19081

                                                                 9/84
                                TABLE OF CONTENTS


                                                              Serial Page
Provision

I. CONTRIBUTIONS - ACCOUNTS - CHARGES
     1.2  Contributions. . . . . . . . . . . . . . . . . .       100
     1.2  Participant's Accounts . . . . . . . . . . . . .       100
     1.3  Annual Account Charge. . . . . . . . . . . . . .       100
     1.4  Reports. . . . . . . . . . . . . . . . . . . . .       110

II. INVESTMENT ACCOUNT - UNIT VALUES - COMMITTEE
     2.1  The Prudential Variable Contract
            Account-11 (VCA-11). . . . . . . . . . . . . .       200
     2.2  VCA-11 Unit Value. . . . . . . . . . . . . . . .       200
     2.3  VCA-11 Committee . . . . . . . . . . . . . . . .       210

III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS
     3.1  Withdrawals. . . . . . . . . . . . . . . . . . .       300
     3.2  Death Payments . . . . . . . . . . . . . . . . .       300
     3.3  Transfers Between Related Contracts. . . . . . .       310
     3.4  Transfers to Another Funding Agent . . . . . . .       310

IV. ANNUITIES
     4.1  Annuity Elections. . . . . . . . . . . . . . . .       400
     4.2  Annuity - Single Sum Payment Combination . . . .       400
     4.3  Small Annuities and Accounts . . . . . . . . . .       400
     4.4  Terms of Payment of Annuities. . . . . . . . . .       400
     4.5  Contract-Holder as Payee - Prudential as Agent .       410

V. CHANGES
     5.1  Changes by Prudential. . . . . . . . . . . . . .       500
     5.2  Changes by Agreement . . . . . . . . . . . . . .       500
     5.3  Persons Empowered to Act for Prudential. . . . .       500

VI. DISCONTINUANCE - TERMINATION OF CONTRACT
     6.1  Discontinuance of Establishing Participants'
            Accounts . . . . . . . . . . . . . . . . . . .       600
     6.2  Discontinuance of Contributions under this
            Contract . . . . . . . . . . . . . . . . . . .       600
     6.3  Termination of Contract. . . . . . . . . . . . .       600

VII. GENERAL TERMS
     7.1  Contract-Holder. . . . . . . . . . . . . . . . .       700
     7.2  Communications . . . . . . . . . . . . . . . . .       700
     7.3  Place of Payment -- Currency . . . . . . . . . .       700
     7.4  Information -- Records . . . . . . . . . . . . .       710
     7.5  Misstatements. . . . . . . . . . . . . . . . . .       710
     7.6  Plan Changes . . . . . . . . . . . . . . . . . .       710
     7.7  Divisible Surplus. . . . . . . . . . . . . . . .       720
     7.8  Entire Contract -- Construction  . . . . . . . .       720



GVA-1010
TC-100 (11)

                                                                        9/84

                                TABLE OF CONTENTS
                                   (Continued)


                                                                Serial Page
SCHEDULES





     Schedule A Forms of Annuity Which May Be Purchased. .       A-100
     Schedule B Life - Payment Certain Annuity . . . . . .       S-100
     Schedule C Life - Contingent Annuity. . . . . . . . .       S-100
     Schedule D Payment Certain Annuity. . . . . . . . . .       S-100




































GVA/GAA-1010/7211-82
TC-110

Provision I. CONTRIBUTIONS - ACCOUNTS - CHARGES:


1.1  CONTRIBUTIONS:

     (a)  Regular Contributions:

          The contributions which are payable under this contract for a Participant are the amounts of his compensation deferred pursuant to the Plan and directed for payment hereunder. Contributions will be transmitted by the Contract-Holder. A Participant is a person for whom contributions have been paid under this contract and whose Participant's Account (see section 1.2) has not been cancelled.

          (To save words, male pronouns are used in this contract to refer to both men and women.)

     (b)  Rollover Contributions:

          An amount which qualifies as a rollover contribution pursuant to the Federal Internal Revenue Code may be transferred to and paid under this contract as a contribution by the Contract-Holder on a Participant's behalf if permitted by the Plan. Prudential may require proof that the amount paid so qualifies.

1.2  PARTICIPANT'S ACCOUNT:

     Prudential will establish a "Participant's Account" for each person for whom a contribution is paid under this contract. (The term "Participant's Account" is not meant to confer on the Participant any rights to his Account except as specifically provided in the Plan.) This Account is expressed in Units of the separate investment account described in section 2.1.

     A number of Units will be added to the Participant's Account on each day a contribution is received by Prudential for the Participant. This number is determined by dividing the dollar amount of the contribution by the Unit Value for the day the contribution is received (see section 2.2 for a description of the Unit Value). A number of Units will be subtracted from the Participant's Account on each day on which a withdrawal is made from his Account. This number is equal to the number requested for withdrawal or, if applicable, the number determined by dividing the dollar amount to be withdrawn by the Unit Value for the day of withdrawal.

     A Participant's Account is the sum of the Units added to it, less the sum of the Units subtracted from it. The dollar value of a Participant's Account as of any day is the product of the number of Units in his Account at the close of business on that day and the Unit Value for that day.

     The Account is subject to charges described later.

1.3  ANNUAL ACCOUNT CHARGE:

     On the last business day (see section 2.2) of each calendar year an amount will be withdrawn from each Participant's Account equal to the Annual Account Charge. Also, on any other day on which a Participant's Account is cancelled, an amount will be withdrawn from his Account equal to the Annual Account Charge. However, no Charge will be withdrawn if the Participant's Account is being cancelled on a January 1 to purchase an annuity for him under this contract.


GVA-1010
Serial 100                                                               1.1-1.3

                                                                      5/87



     The Annual Account Charge is $20.

     An Account may be established for the Participant in connection with the Plan under another group annuity contract issued to the Contract-Holder by Prudential (a "companion contract"). If so, the total Annual Account Charge that applies to all his Accounts will not exceed $20. This charge will be shared among his Accounts Prudential determines. Also, no charge will be withdrawn from his Account under this contract when it is cancelled unless no amounts remain in an Account for him under a companion contract.

     In addition to the Annual Account Charge, a charge may be made upon a withdrawal from the Participant's Account (see section 3.1).

     The Charge may be changed as provided in section 5.1.

1.4  REPORTS:

     Prudential will periodically furnish a report with respect to each Participant's Account which has not been cancelled. The report will show the status of each Account as of the date of the report.




















GVA-1010
Serial 110 (as modified by Form GAA-7471A)                                   1.4

Provision II. INVESTMENT ACCOUNT - UNIT VALUES - COMMITTEE:



2.1  THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT - 10 (VCA-10):

     VCA-10 is a separate investment account of Prudential established pursuant to a resolution adopted by its Board of Directors. The resolution provides that this account is to be used for contracts which state that certain payments and values under them will vary to reflect the investment results of this account.

     The investments held in VCA-10 are intended to be composed primarily of common stocks. Prudential will invest and reinvest the assets held in VCA-10 in accordance with the investment objectives and policies established for it.

     The total market value of the assets held in VCA-10 at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of VCA-10. Assets held in VCA-10 equal in market value to that reserve liability will be held for the sole benefit of all contracts which participate in VCA-10. The amount, if any, by which the total market value exceeds the total reserve liability will be subject to the exclusive control of Prudential. Thus, Prudential may from time to time make transfers between VCA-10 and its other investment accounts as, in its judgment, experience warrants. A transfer will not affect Prudential's contractual liabilities under this contract.

2.2  VCA-10 UNIT VALUE:

     The VCA-10 Unit Value for any Business Day is the dollar value of one VCA-10 Unit for that Business Day. ("Business Day" means a day the New York Stock Exchange is open for trading.) The initial VCA-10 Unit Value was $1.00. The VCA-10 Unit Value for any subsequent Business Day is determined as of the end of that Business Day by multiplying the VCA-10 Unit Change Factor for that Business Day by the VCA-10 Unit Value for the immediately preceding Business Day. The VCA-10 Unit Value for any day which is not a Business Day is equal to the VCA-10 Unit Value for the next Business Day. The VCA-10 Unit Value will go up or down in accordance with the VCA-10 Unit Change Factor described below.

     To determine the VCA-10 Unit Change Factor for any Business Day, Prudential will proceed as follows:

     (a) Increase $1.00 by the rate of investment results of VCA-10 for that Business Day, taking into account investment income and market value changes after provision for any taxes applicable to contracts of this class arising from the operation of VCA-10.

     (b) Subtract from the result found in (a) the VCA-10 Investment Management Fee per $1.00 at the effective annual rate of 0.25% for the number of calendar days in the period from the end of the prior Business Day to the end of the current Business Day. The aggregate amount by which VCA-10 is reduced in each year by the Investment Management Fee will be deducted from investment income to the extent possible; any balance will be deducted from principal.


GVA-1010 (10)
Serial 200                                                               2.1-2.2

     (c) Provide for the Administrative Expense Charge at the effective annual rate of 0.75%, against the assets of VCA-10. To do so, the result found in (b) is divided by $1.00 increased at the effective annual rate of 0.75% for the number of calendar days in the period from the end of the prior Business Day to the end of the current Business Day.

     The result found in (c) is the VCA-10 Unit Change Factor for that Business Day.

     This section may be changed as provided in section 5.1.

2.3  VCA-10 COMMITTEE:

     The operation of VCA-10 will be supervised by The Prudential VCA-10 Committee (the "Committee"). The initial Committee members will be appointed by Prudential. Thereafter, members will be elected by vote in which the Contract-Holder will participate.






















GVA-1010 (10)
Serial 210                                                                   2.3

                                                                      5/87




Provision III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS:


3.1  WITHDRAWALS:

     The Contract-Holder will notify Prudential when a withdrawal is to be made from a Participant's Account pursuant to the Plan. The minimum withdrawal is $500, or the dollar value of his Account if smaller. Payment will normally be made within seven days of Prudential's receipt of a duly completed request for it. However, it may be paid at a later day if permitted under the Investment Company Act of 1940.

     The amount paid to the Contract-Holder will be the dollar amount withdrawn less the withdrawal charge determined from the following table and the Annual Account Charge if it applies. The amount payable is also referred to as the "Withdrawal Value".




                                              TABLE


     Withdrawals made in the months
     indicated, counting from the day
     the Participant's Account was                 Withdrawal Charge per $1.00
     established*                                       being withdrawn.**
     ---------------------------------              ---------------------------


               First 24 months                                $0.06
               Next 36 months                                  0.05
               Next 60 months                                  0.03
               Next 60 months                                  0.02
               Thereafter                                      0.00



     *Or, if earlier, the day an Account was established for him under a Companion contract.

     **No charge is made after the amount withdrawn equals the contributions made for the Participant. In addition, no charge is made if the withdrawal is made for reasons of Financial Hardship or Disability Retirement pursuant to the terms of the Plan.



     As of the first day no amounts remain in a Participant's Account or in an Account for him under a companion contract, his Account is cancelled.

     This section may be changed as provided in section 5.1.

3.2  DEATH PAYMENTS:

     If a Participant dies before his Participant's Accounts have been cancelled, the dollar value will be paid to the Contract-Holder. The payment will be made in one sum unless the Contract-Holder directs Prudential to purchase an annuity for the Participant's beneficiary pursuant to the Plan. However, the Contract-Holder will retain all rights with respect to the annuity. Proof of the Participant's death must be received by Prudential before any payment will be made.


GVA-1010
Serial 300                                                               3.1-3.2

Provision II. INVESTMENT ACCOUNT - UNIT VALUES - COMMITTEE:

2.1  THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT - 11 (VCA-11):

     VCA-11 is a separate investment account of Prudential established pursuant to a resolution adopted by its Board of Directors. The resolution provides that this account is to be used for contracts which state that certain payments and values under them will vary to reflect the investment results of this account.

     The investments held in VCA-11 are intended to be composed of high-grade money market instruments. Prudential will invest and reinvest the assets held in VCA-11 in accordance with the investment objectives and policies established for it.

     The total value of the assets held in VCA-11 at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of VCA-11. Assets held in VCA-11 equal in value to that reserve liability will be held for the sole benefit of all contracts which participate in VCA-11. The amount, if any, by which the total value exceeds the total reserve liability will be subject to the exclusive control of Prudential. Thus, Prudential may from time to time make transfers between VCA-11 and its other investment accounts as, in its judgment, experience warrants. A transfer will not affect Prudential's contractual liabilities under this contract.

2.2  VCA-11 UNIT VALUE:

     The VCA-11 Unit Value for any Business Day is the dollar value of one VCA-11 Unit for that Business Day. ("Business Day" means a day the New York Stock Exchange is open for trading.) The initial VCA-11 Unit Value was $1.00. The VCA-11 Unit Value for any subsequent Business Day is determined as of the end of that Business Day by multiplying the VCA-11 Unit Change Factor for that Business Day by the VCA-11 Unit Value for the immediately preceding Business Day. The VCA-11 Unit Value for any day which is not a Business Day is equal to the VCA-11 Unit Value for the next Business Day. The VCA-11 Unit Value will go up or down in accordance with the VCA-11 Unit Change Factor described below.

     To determine the VCA-11 Unit Change Factor for any Business Day, Prudential will proceed as follows:

     (a) Increase $1.00 by the rate of investment results of VCA-11 for that Business Day, taking into account investment income and changes in the value of investments after provision for any taxes applicable to contracts of this class arising from the operation of VCA-11.

     (b) Subtract from the result found in (a) the VCA-11 Investment Management Fee per $1.00 at the effective annual rate of 0.25% for the number of calendar days in the period from the end of the prior Business Day to the end of the current Business Day. The aggregate amount by which VCA-11 is reduced in each year by the Investment Management Fee will be deducted from investment income to the extent possible; any balance will be deducted from principal.

GVA-1010 (11)
Serial 200                                                               2.1-2.2

     (c) Provide for the Administrative Expense Charge at the effective annual rate of 0.75%, against the assets of VCA-11. To do so, the result found in (b) is divided by $1.00 increased at the effective annual rate of 0.75% for the number of calendar days in the period from the end of the prior Business Day to the end of the current Business Day.


     The result found in (c) is the VCA-11 Unit Change Factor for that Business Day.

     Prudential may, upon notice to the Contract-Holder, change the basis for determining the Unit Value. The changed basis would be one designed to maintain a constant Unit Value, with investment results being reflected through the number of Units in Participants' Accounts.

     This section may also be changed as provided in section 5.1.

2.3  VCA-11 COMMITTEE:

     The operation of VCA-11 will be supervised by The Prudential VCA-11 Committee (the "Committee"). The initial Committee members will be appointed by Prudential. Thereafter, members will be elected by vote in which the Contract-Holder will participate.






















GVA-1010 (11)
Serial 210                                                                   2.3

                                                                      5/87

Provision III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS:


3.1  WITHDRAWALS:

     The Contract-Holder will notify Prudential when a withdrawal is to be made from a Participant's Account pursuant to the Plan. The minimum withdrawal is $500, or the dollar value of his Account if smaller. Payment will normally be made within seven days of Prudential's receipt of a duly completed request for it. However, it may be paid at a later day if permitted under the Investment Company Act of 1940.

     The amount paid to the Contract-Holder will be the dollar amount withdrawn less the withdrawal charge determined from the following table and the Annual Account Charge if it applies. The amount payable is also referred to as the "Withdrawal Value".


                                              TABLE




     Withdrawals made in the months
     indicated, counting from the day
     the Participant's Account was                 Withdrawal Charge per $1.00
     established*                                       being withdrawn.**
     ---------------------------------              ---------------------------


     First 24 months                                          $0.06
     Next 36 months                                            0.05
     Next 60 months                                            0.03
     Next 60 months                                            0.02
     Thereafter                                                0.00



     *Or, if earlier, the day an Account was established for him under a companion contract.

     **No charge is made after the amount withdrawn equals the contributions made for the Participant. In addition, no charge is made if the withdrawal is made for reasons of Financial Hardship or Disability Retirement pursuant to the terms of the Plan.




     As of the first day no amounts remain in a Participant's Account or in an Account for him under a companion contract, his Account is cancelled.

     This section may be changed as provided in section 5.1.


3.2  DEATH PAYMENTS:

     If a Participant dies before his Participant's Accounts have been cancelled, the dollar value will be paid to the Contract-Holder. The payment will be made in one sum unless the Contract-Holder directs Prudential to purchase an annuity for the Participant's beneficiary pursuant to the Plan. However, the Contract-Holder will retain all rights with respect to the annuity. Proof of the Participant's death must be received by Prudential before any payment will be made.


GVA-1010
Serial 300                                                               3.1-3.2

                                                                      5/87

     The annuity form may be any of those described in section 4.4. No contributions may be made to the Account after the Participant's death.

     If a one sum payment is made on the Plan beneficiary's behalf within one year of the Participant's death, it will be at least equal to the contributions made for him under this contract less any withdrawals and transfers.

     As of the first day no amounts remain in the Participant's Account or in an Account with respect to the Participant under a companion contract, the Participant's Account is cancelled. Section 3.1 does not apply.

3.3  TRANSFERS BETWEEN RELATED CONTRACTS:

     The Contract-Holder may transfer, pursuant to the Plan, an amount from a Participant's Account to an Account maintained for him under a companion contract. The minimum withdrawal to provide a transfer is $500, or the dollar value of his Account if smaller. The transfer will normally be made within seven days of Prudential's receipt of a duly completed request for it. Section 3.1 does not apply to a withdrawal for this purpose. Transfers are deemed to be made first from the contributions paid for the Participant. Investment income is transferred when there are no longer any contributions in the Participant's Account.

     Amounts may be transferred to this contract from a companion contract. An amount transferred to this contract for a Participant will be treated as though it were a contribution made for him (see section 1.2). However in determining any withdrawal charge, any portion of the amount transferred which is investment income will not be considered as a contribution.

     Prudential may, upon notice to the Contract-Holder, limit the frequency of transfers. This action will take effect on the date of the notice.

     This section may be changed as provided in section 5.1.

3.4  TRANSFERS TO ANOTHER FUNDING AGENT:

     (a)  At the Request of a Participant:

          The Contract-Holder may transfer, pursuant to the request of a Participant, the Withdrawal Value of the Participant's Account to an annuity contract issued to the Contract-Holder which meets the conditions of Section 457 of the Federal Internal Revenue Code and is provided by another financial institution. The transfer may be made directly to that institution or by a payment (or payments) to the Contract-Holder who then makes payment to the institution. The transfer will normally be made within seven days after Prudential's receipt of a duly completed transfer request.

          The transfer will be a full settlement of Prudential's liability for the Participant's Account.


GVA-1010
Serial 310 (as modified by Form GAA-7471A)                               3.3-3.4

                                                                      9/84

     (b)  At the Contract-Holder's Request:

          The Contract-Holder may request Prudential to make transfer payments to a funding agent named in the request. The transfer payment will be made on the Transfer Date. The Transfer Date is the later of the day specified in the request and the 90th day after its receipt by Prudential.

          All Participants' Accounts will be cancelled as of the Transfer Date. A single liquidation account will be established equal to the sum of the Withdrawal Values expressed in Units of the cancelled Accounts.

          On the Transfer Date Prudential will withdraw the Units from the liquidation account. The product of the number of Units withdrawn and the Unit Value for the day of withdrawal will be transferred within seven days thereafter.

          Instead of making the transfer payment in cash, Prudential may make all or part of it in the form of securities representing a uniform percentage of each holding of the separate investment account described in section 2.1.

     (c)  Upon Notice by Prudential:

          If contributions are discontinued for all Participants pursuant to section 6.2, Prudential may notify the Contract-Holder that transfer payments will be made to the Contract-Holder or to a funding agent named by the Contract-Holder. Prudential would do this if the contributions are discontinued due to certain circumstances, such as a change in any law or regulation, which in Prudential's judgment would have an adverse effect on Prudential in fulfilling the terms of this contract. In that case, a Transfer Date will be established,

               Participants' Accounts will be cancelled and a liquidation account established, and the transfer will be made

          in the same manner as described in section 3.4(b).

     This section may be changed as provided in section 5.1.




GVA-1010
Serial 320 (as modified by Form GAA-7471A)                                   3.4

                                                                      5/87
Provision IV. ANNUITIES:

4.1  ANNUITIES:

     Whenever a benefit with respect to a Participant's Account is Payable in a series of payments pursuant to the Plan, with the dollar amount each payment being determined as of the date payments begin, the Contract-Holder will notify Prudential to have the Participant's Account applied to purchase an annuity for him. However, the Contract-Holder will retain all rights with respect to the annuity. The dollar value of the Account will be applied.

     The schedule of annuity purchase rates that applies is determined from Schedule A. The monthly amount of any annuity is determined from the schedule of purchase rates for that annuity.

     As of the first day no amounts remain in the Participant's Account or in an Account for him under a companion contract, his Account is cancelled.

4.2  ANNUITY - SINGLE SUM PAYMENT COMBINATION;

     The Contract-Holder may notify Prudential that only a portion of the Participant's Account is to be applied to purchase an annuity with the balance to be paid in a single sum. The first portion will be subject to section 4.1 and the balance to section 3.1.

4.3  SMALL ANNUITIES AND ACCOUNTS

     If the total monthly amount of annuity which would otherwise be purchased on behalf of any person under this contract and the companion contracts is less than $50, Prudential may, in lieu of an annuity under this contract, make payment in a single sum. The single sum will be equal to the amount that would otherwise be applied to purchase an annuity as described in section 4.1.

     If no contributions have been made under this contract or any companion contract for a Participant for a period of 24 months and the dollar value of his Accounts under all the contracts is $1,000 or less, Prudential may cancel his Account under this contract. If the Account is cancelled, its dollar value will be paid to the Contract-Holder. The Annual Account Charge will be made only if no Account remains for him under a companion contract.

4.4  TERMS OF PAYMENT OF ANNUITIES;

     Life annuities and Payment Certain annuities are available under this contract. A Life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending upon the existence and nature of any payment payable after the death of the Annuitant, a Life annuity will be one of the following forms: Life - Payment Certain, Life - Contingent, or
     Life - Payment Certain Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the person for whom the annuity was purchased. The terms of payment of each form of annuity are described below.

GVA-1010
Serial 400 (as modified by Form GAA-7471A)                              4.1.-4.4

                                                                      9/84
          (a)  Life Form of Annuity:

          The first monthly payment of a Life - Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will be continued until the total number of payments is so equal. These continued annuity payments will each be in the same amount as was payable to the Annuitant. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240, or any other number accepted by Prudential.

          The first monthly payment of a Life - Contingent annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the death of his Contingent Annuitant, monthly Contingent Annuity payments will become payable. The first payment of Contingent Annuity will be payable on the first day of the month following the month in which the Annuitant's death occurs. Monthly Contingent Annuity payments are payable on the first day of each month thereafter throughout the Contingent Annuitant's remaining lifetime. The last monthly payment is payable for the month in which his death occurs. The amount of each monthly Contingent Annuity payment will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3% or 100%, or any other percentage accepted by Prudential. Under a Life - Payment Certain Contingent annuity, a percentage payment will not take effect until the end of the selected Payment Certain period.

     (b)  Payment Certain Annuity:

          The first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of Payments Certain may be 60, 120, 180, 240, or any other number accepted by Prudential.

     Other forms of annuity payments may be provided with the consent of Prudential.

4.5  CONTRACT-HOLDER AS PAYEE - PRUDENTIAL AS AGENT:

     Every payment with respect to any annuity will be paid to the Contract-Holder. The Contract-Holder will notify Prudential forthwith of the death of any Annuitant and Contingent Annuitant. The Contract-Holder will reimburse Prudential for any payments made by Prudential which are in excess of those provided by the annuity for the Annuitant.

     However, the Contract-Holder may request Prudential to act as its agent for the purpose of making payments to Annuitants, Contingent Annuitants, and their beneficiaries. If Prudential assents to the request, it will make payments to the persons rather than to the Contract-Holder. The Contract-Holder may terminate this agency relationship at any time upon 45 days' advance notice to Prudential. Thereafter payments will be made to the Contract-Holder.

GVA/GAA-1010/7211-82
Serial 410 (as modified by Forms GAA-7471A/7471)                             4.5

                                                                      9/84

Provision V. CHANGES:


5.1  CHANGES BY PRUDENTIAL:

     Prudential may make changes in this contract as follows:

     (a) The Annual Account Charge and the table of withdrawal charges may be changed periodically on and after the second anniversary of the Effective Date.

     (b) The effective annual rate of the Administrative Expense Charge and the terms and amounts (excluding the withdrawal charge table) of withdrawals and transfers pursuant to Provision III may be changed periodically on and after the fifth anniversary of the Effective Date.

     (c) The schedules of annuity purchase rates may be changed periodically on and after the tenth anniversary of the Effective Date.

     Any change in the table of withdrawal charges and in Schedule D will apply only to amounts added to Participants' Accounts on and after the date the change takes effect. Any other change will apply to amounts in Participants' Accounts whether added before or on and after the date the change takes effect. Any change in the schedules of annuity purchase rates will remain in effect for at least ten years.

     Any change in accordance with this section will be made by giving notice to the Contract-Holder at least 90 days before the date on which the change is to take effect.

5.2  CHANGES BY AGREEMENT:

     This contract may also be changed in any respect at any time or times by agreement between the Contract-Holder and Prudential.

5.3  PERSONS EMPOWERED TO ACT FOR PRUDENTIAL:

     No agent or other person except one of the following officers of Prudential may change this contract or bind Prudential.

     Chairman and Chief Executive Officer    Associate Actuary
     President                               Secretary
     Vice President                          Assistant Secretary
     Actuary


GVA-1010
Serial 500 (as modified by Form GAA-7471A)                               5.1-5.3

                                                                        9/84

Provision VI. DISCONTINUANCE - TERMINATION OF CONTRACT:

6.1  DISCONTINUANCE OF ESTABLISHING PARTICIPANTS' ACCOUNTS:

     Prudential may notify the Contract-Holder that on and after a specified date no new Participants' Accounts will be established under this contract. The specified date may not be earlier than 90 days after the date of the notice. Thereafter, only contributions for persons who are Participants on the specified date will be accepted hereunder. In all other respects this contract will continue to operate in accordance with its terms.


6.2  DISCONTINUANCE OF CONTRIBUTIONS UNDER THIS CONTRACT:

     Contributions under this contract will be discontinued with respect to all
     Participants:

     (a) at any time after receipt by Prudential of notice thereof from the Contract-Holder,

     (b)  when the Plan terminates,

     (c) as of the effective date of any Plan change to which Prudential is unable or unwilling to give effect under this contract (see section 7.6), or

     (d) as of a date at least 90 days after notice to the Contract-Holder by Prudential that no further contributions will be accepted hereunder.

     After discontinuance the contract will continue to operate in accordance with its terms with respect to Participants' Accounts. (This includes the initiation of transfer payments as described in section 3.4(c)).

6.3  TERMINATION OF CONTRACT:

     This contract will terminate when all the following have occurred:

     (a)  no further contributions may be paid under this contract;

     (b)  no Participant's Account remains uncancelled; and

     (c) no further annuity or transfer payments are payable from this contract.




GVA/GAA-1010/7211-82
Serial 600 (as modified by Forms GAA-7471A/7471)                         6.1-6.3

                                                                      5/87

Provision VII. GENERAL TERMS:


7.1  CONTRACT HOLDER:

     Prudential will normally deal only with the Contract-Holder. However, Prudential and the Contract-Holder may agree to do otherwise. Also, in some cases the contract calls for dealing with another. Prudential will be entitled to rely on any action taken or omitted by the Contract-Holder pursuant to the terms of this contract.

     The Contract-Holder may, from time to time, delegate to an agency certain administrative powers and responsibilities which this contract assigns to the Contract-Holder. Prudential is not bound to recognize any delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, Prudential will deal with the agency with respect to those powers and responsibilities and will be entitled to rely on any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the Contract-Holder. If any agency fails or refuses to act with respect thereto, then the delegation will be void for the purposes of this contract. Thereafter, Prudential will deal only with the Contract-Holder. The Contract-Holder may give notice to Prudential of delegation to another agency of specified powers and responsibilities.

7.2  COMMUNICATIONS:

     All communications to the Contract-Holder or to Prudential will be in writing. They will be addressed to the Contract-Holder at its principal office, or at such other address as it may communicate to Prudential. They will be addressed to Prudential, c/o The Prudential Asset Management Company, Inc., 71 Hanover Road, Florham Park, New Jersey 07932, or at such other address as it may communicate to the Contract-Holder. All communications to any other person or organization dealing with Prudential will be addressed to that person or organization at the last address of record.

7.3  PLACE OF PAYMENT -- CURRENCY:

     All payments to Prudential under this contract will be payable at its office described above or at an address or to a representative as may be specified by Prudential by notice to the Contract-Holder.

     All payments under this contract, whether to or by Prudential, will be in lawful money of the United States of America. Dollars and cents, as specified in this contract, means lawful dollars and cents of United States currency.


GVA/GAA-1010/7211-82
Serial 700 (as modified by Forms GAA-7471A/7471                          7.1-7.3

                                                                          9/84

7.4  INFORMATION -- RECORDS:


     The Contract-Holder will furnish all information which Prudential may reasonably require for the administration of this contract. If the Contract-Holder cannot furnish any required item of information, Prudential may request the person concerned to furnish the information. Prudential will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until it receives the information in form satisfactory to it.

     Information furnished to Prudential may be corrected for demonstrated errors in it unless Prudential has already acted to its prejudice by relying on the information. Except for the corrections, information furnished to Prudential will be regarded as conclusive. Prudential will maintain the records necessary for its administration of this contract. These records will be prepared from the information furnished to Prudential and will constitute evidence as to the truth of the information in the records.

7.5  MISSTATEMENTS:

     If any relevant fact relating to any person is found to have been misstated, the following will apply:

     (a) The amount of annuity payable by Prudential will be that which would be provided by the amount allocated to purchase the annuity on the basis of the correct information, without changing the date of first payment of the annuity.

          Any adjustment by Prudential of the amount or terms of payment made in accordance with this section will be conclusive upon any other person affected by it.

     (b) The amount of any underpayment by Prudential will be paid in full with the next payment due. The amount of any overpayment by Prudential will be deducted to the extent possible from amounts payable thereafter.

7.6  PLAN CHANGES:

     This contract applies to the terms of the Plan in effect on the Effective Date and to each Plan change. However, Prudential may, within 60 days after its receipt of a copy of any Plan change, notify the Contract-Holder that Prudential is unable or unwilling to give effect under this contract to the change. Prudential would do this if the change might have an adverse effect on Prudential in fulfilling the terms of the contract. This would be determined based on Prudential's underwriting principles then in effect. The Contract-Holder will furnish Prudential a copy of the Plan and, while this contract is active, a copy of each Plan change at least 60 days before it is to become effective.



GVA/GAA-1010/7211-82
Serial 710 (as modified by Forms GAA-7471A/7471)                         7.4-7.6

7.7  DIVISIBLE SURPLUS:

     The portion, if any, of the divisible surplus of Prudential accruing upon this contract will be determined annually by the Board of Directors of Prudential and credited to Participants' Accounts as determined by the Board. (It is unlikely any divisible surplus will accrue upon this contract.)

     No annuity under this contract will be taken into account in the determination of any divisible surplus to be credited to this contract.

7.8  ENTIRE CONTRACT -- CONSTRUCTION:

     This document constitutes the entire contract.

     This contract will be construed according to the laws of the jurisdiction set forth on the first page.



























GVA/GAA - 1010/7211-82
Serial 720                                                               7.7-7.8

                                                                      9/84
                                   SCHEDULE A

                     FORMS OF ANNUITY WHICH MAY BE PURCHASED



          FORM OF PAYMENT PAYABLE            APPLICABLE SCHEDULE

1.   Life - Payment Certain Annuity.    1.   Use Schedule B for allocation.

2.   Life - Contingent Annuity.         2.   Use Schedule C for allocation.

3.   Payment Certain Annuity.           3.   Use Schedule D for al allocation.


Prudential may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period specified by Prudential. Annuity purchase rates for other forms of annuity consented to by Prudential will be furnished on request. The following schedules may be changed as provided in section 5.1.

























GVA/GAA-1010/7211-82
Serial A-100 (as modified by Forms GAA-7471A/7471)                    Schedule A

                                    SCHEDULES


Monthly amount of annuity purchased per $10,000 of a Participant's Account, after deduction from it of any taxes on annuity considerations that apply.


SCHEDULE B - Life-Payment Certain Annuity (120 Payments Certain)



                                        Monthly Amount
                                        --------------
                              If date the annuity is purchased is in:


Age
---                                ---                 ---                 ---

60
65
70



SCHEDULE C - Life-Contingent Annuity

                                        Monthly Amount
                                        --------------
                If Annuitant and Contingent Annuitant have same date of birth. If the date the annuity is Purchased is in

Age
---                 ---                 ---                 ---            ---

If specified percentage to Contingent Annuitant is 100%:

60
65
70

If specified percentage to Contingent Annuitant is 50%:

60
65
70



SCHEDULE D - Payment Certain Annuity

                                        Monthly Amount
                                        --------------
Number of                If date the annuity is purchased is in:
Payments Certain
----------------         ---            ---            ---            ---

60
120
180


                    *              *              *              *



The rates in these Schedules are to be used without adjustment only when the facts that apply to the Participant and his annuity are as shown. Rates for other facts will be furnished upon request.



GVA/GAA-1010/7211-82
Serial S-100 (as modified by Forms GAA-7471A/7471)                Schedules  B-D